UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 1, 2006

Wachovia Corporation

(Exact Name of Registrant as Specified in Its Charter)

North Carolina

(State or Other Jurisdiction of Incorporation)

1-10000	56-0898180
(Commission File Number)	(IRS Employer Identification No.)

One Wachovia Center Charlotte, North Carolina	28288-0013
(Address of Principal Executive Offices)	(Zip Code)

(704) 374-6565

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Compensatory Arrangements of Certain Officers.

On December 1, 2006, Wachovia Corporation (“Wachovia”) entered into an Employment Agreement (the “Agreement”) with Thomas J. Wurtz, Wachovia’s Senior Executive Vice President and Chief Financial Officer. A copy of the Agreement is filed as Exhibit (10) to this Report and incorporated into the Item 5.02 by reference.

The Agreement provides for an employment period of three years. The employment period is automatically extended on an annual basis unless either party determines otherwise prior to the annual extension date. The Agreement provides that if Wachovia terminates Mr. Wurtz’s employment for reasons other than “cause”, death, disability or retirement or Mr. Wurtz terminates employment for “good reason”, then Mr. Wurtz will be entitled to (i) a pro rata annual bonus for the period prior to the termination date, based on the highest bonus paid during either the three-year period prior to termination or Mr. Wurtz’s then applicable target incentive bonus, (ii) an amount equal to two times Mr. Wurtz’s annual base salary and the highest bonus determined under (i) above, (iii) medical and life insurance benefits for Mr. Wurtz and family members for two years after the termination date (or for life if the termination date occurs after a “change in control” of Wachovia), and (iv) continued vesting of outstanding and unvested stock options and shares of restricted stock during the two-year period following the termination date in accordance with the applicable terms of such stock options or restricted stock grants as if employment had not been terminated. The Agreement provides for a gross-up payment equal to the amount of excise taxes (plus the applicable federal and state income, FICA and excise taxes due on such gross-up payment) payable by Mr. Wurtz if employment is terminated in conjunction with a “change in control” of Wachovia and such taxes become payable, as a result of payments under the Agreement or otherwise, and are deemed to be “excess parachute payments” for federal tax purposes. Notwithstanding anything to the contrary, the Agreement places a limitation on the maximum amount of payments Mr. Wurtz may receive under the Agreement at 2.99 times Mr. Wurtz’s annual base salary and highest annual bonus paid in the three-year period prior to termination of employment. The Agreement contains obligations on Mr. Wurtz regarding non-competition following employment termination in certain circumstances, non-solicitation of employees following employment termination and confidentiality of information obtained while employed with Wachovia. The Agreement provides that any payments which may become due to Mr. Wurtz in connection with his termination of employment and which may be subject to Internal Revenue Code Section 409A and implementing regulations (the “409A Rules”), shall be delayed for a six-month period as necessary to enable such payments to be made without incurring excise taxes and/or penalties under the 409A Rules.

The Agreement was adopted by Wachovia’s board of directors in accordance with the Wachovia Corporation Policy Regarding Shareholder Approval of Future Severance Agreements, which may be found at Wachovia’s website, www.wachovia.com.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

(10)	Employment Agreement, dated as of December 1, 2006, by and between Wachovia and Thomas J. Wurtz.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WACHOVIA CORPORATION

Date: December 1, 2006	By:	/s/ Mark C. Treanor
	Name:	Mark C. Treanor
	Title:	Senior Executive Vice President,
Secretary and General Counsel

Exhibit Index

Exhibit No.	Description
(10)	Employment Agreement, dated as of December 1, 2006, by and between Wachovia and Thomas J. Wurtz.